SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date Of Report (Date Of Earliest Event Reported) November 13, 2001
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                                AUTONATION, INC.
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             (Exact Name Of Registrant As Specified In Its Charter)

DELAWARE                          1-13107                        73-1105145
(State Or Other Jurisdiction    (Commission                    (IRS Employer
 Of Incorporation)              File Number)                 Identification No.)


                               110 S.E. 6th Street
                          Ft. Lauderdale, Florida 33301
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          (Address Of Principal Executive Offices, Including Zip Code)


        Registrant's Telephone Number, Including Area Code (954) 769-6000
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          (Former Name Or Former Address, If Changed Since Last Report)


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ITEM 5. Other Events.

     In connection with the spin-off of ANC Rental Corporation and its subsidiaries ("ANC Rental") in June 2000, we provide certain guarantees and credit enhancements with respect to financial and other performance obligations of ANC Rental, including acting as a guarantor under certain motor vehicle and real property leases between ANC Rental and Mitsubishi Motor Sales of America, Inc. ("Mitsubishi") and acting as an indemnitor with respect to certain surety bonds issued on ANC Rental's behalf. We are also a party to certain agreements with ANC Rental (the "ANC Rental Agreements"), including a separation and distribution agreement, a reimbursement agreement and a tax sharing agreement, pursuant to which both ANC Rental and we have certain obligations. On November 13, 2001, ANC Rental filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court in Wilmington, Delaware. Accordingly, depending on the specific terms of ANC Rental's reorganization plan and which of its obligations are discharged in bankruptcy, among other things, we could be called on to perform under some or all of our credit enhancements and guarantees, which could have a material adverse effect on our business, financial condition, cash flows and prospects. ANC Rental has been accounted for as a discontinued operation and, accordingly, we expect that charges recorded by us pursuant to the foregoing credit enhancements and guarantees or with respect to claims under the ANC Rental Agreements, if any, would not impact our reported results from continuing operations.

     Under the existing terms of the motor vehicle lease agreement with Mitsubishi referenced above, ANC Rental currently leases approximately 14,000 vehicles from Mitsubishi and may increase the number of vehicles it leases under the agreement to approximately 27,000. Under this vehicle lease agreement, which expires at the conclusion of the leases for model year 2002 vehicles, ANC Rental is responsible for lease payments that we believe are currently between $4.0 million and $5.0 million per month, although such lease payments may increase to approximately $8.0 million per month in the event that ANC Rental maximizes the number of vehicles it leases under the agreement. We also believe that ANC Rental typically leases vehicles under this lease agreement for a period of approximately six to nine months per vehicle. Additionally, ANC Rental is responsible for the return of all leased vehicles to Mitsubishi upon the termination of the vehicle lease agreement. Under the real property leases that we guarantee, which expire in July 2017, ANC Rental leases twelve parcels of property from Mitsubishi at an aggregate rent of approximately $3.0 million per year. Our indemnification obligations with respect to the surety bonds issued on behalf of ANC Rental are capped at $29.5 million in the aggregate. In addition, due to the bankruptcy of ANC Rental, obligations of ANC Rental under the terms of the ANC Rental Agreements may be extinguished or our claims against them under such agreements may be unenforceable. These claims could include reimbursement obligations that ANC Rental may have to us in connection with payments made by us with respect to the foregoing credit enhancements and guarantees, as well as indemnification rights with respect to payments made by us to the Internal Revenue Service as a result of audit adjustments in our consolidated federal income tax returns relating to ANC Rental's automotive rental businesses prior to the spin-off. In the event that we are called on to perform under the foregoing credit enhancements and guarantees and we have claims under the ANC Rental Agreements that ANC Rental does not satisfy, we estimate that, based on our assessment of the risks involved in each matter, our aggregate obligations under the credit enhancements, guarantees and ANC Rental Agreements could be in the range of $50.0 million to $150.0 million. However, the exposure is difficult to estimate and we cannot assure you that our aggregate obligations under these credit enhancements, guarantees and ANC Rental Agreements will not be materially above

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the range indicated above or that we will not be subject to additional claims as a result of ANC Rental's bankruptcy filing.


Forward Looking Statement Disclosure

         The statements and information contained in this Current Report on Form 8-K, as well as other written or oral statements made, or to be made, from time to time by us or by our authorized executive officers on our behalf, constitute, or will constitute, "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Therefore, we strongly encourage existing and prospective investors to review the risks, uncertainties and other factors contained in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2000 and our subsequently available filings with the Securities and Exchange Commission. Our forward-looking statements speak only as of the date and time when made, and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           AUTONATION, INC.
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                                          (Registrant)


                                          By  /s/ Jonathan P. Ferrando
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                                              Jonathan P. Ferrando
                                              Senior Vice President,
                                              General Counsel and Secretary

Dated: November 16, 2001